Insider Trading and Prohibited Transactions Policy
Applicability:	American Water Works Company, Inc., and its controlled subsidiaries (individually or collectively, “American Water” or the “Company”)	Last Updated: December 1, 2024 Executive Sponsor: Executive Vice President and General Counsel Policy Owner: Vice President, Chief SEC Counsel and Secretary
I.PURPOSE
This Policy governs securities trading and transactions and the confidentiality of material, non-public information related to the Company. This Policy has been adopted by the Company’s Board of Directors to promote compliance with Securities Laws that prohibit trading in securities on the basis of material non-public information.

This Policy applies to transactions in Company Securities and Derivative Securities. The Policy also applies to transactions in Other Securities of an entity other than the Company, when (i) a Covered Person is aware of material, non-public information regarding that entity and (ii) the information is obtained through the Company or by virtue of a person’s employment or other relationship with the Company.

It is important that all Covered Persons review the Policy carefully and periodically. Noncompliance with the Policy is grounds for immediate sanctions, including but not limited to termination of employment or service. Trading on the basis of material non-public information is also a serious violation of Securities Laws, leading potentially to both civil and criminal penalties.

Section X contains a list of definitions for capitalized terms used in this Policy.
II.POLICY STATEMENT
All persons or entities subject to this Policy have ethical and legal obligations to (i) maintain the confidentiality of information about the Company and (ii) not engage in Covered Transactions while aware of material non-public information at the time of the transaction. In all cases, the responsibility for determining whether a person or entity is aware of material non-public information rests with that person or entity.

Furthermore, the Policy prohibits certain other transactions, called “Prohibited Transactions”, that tend to focus on short-term profit or loss, rather than the long-term success of the Company. By eliminating Prohibited Transactions, the Company seeks to align the interests of Covered Persons with the Company’s business strategy and the Company’s long-term shareholders. These transactions are prohibited even in circumstances where a Covered Person may not be aware of any material non-public information.

Except as specifically noted herein, there are no exceptions to this Policy.
III.THE INSIDER TRADING POLICY
A. Who is Covered by the Policy?
This policy applies to all Covered Persons, and to Family Members and Controlled Entities of Covered Persons, as further described below. Each Covered Person is individually responsible for complying with this Policy. A Covered Person is also responsible for transactions of the Covered Person’s Family Members and Controlled Entities. For the purposes of this Policy and the Securities Laws, each Covered

Person should treat all transactions by Family Members or Controlled Entities as if the transactions were for the Covered Person’s own account. Therefore, a Covered Person must make their Family Members aware of the need to communicate with the Covered Person before a Family Member or any related Controlled Entity engages in a transaction covered by this Policy.

A Covered Person may continue to be subject to the Policy after the end of employment or service with the Company. If a Covered Person is aware of material non-public information when employment or service with the Company ends for any reason, the Covered Person (including Family Members and Controlled Entities) may not engage in Covered Transactions (as described in Section III.D of this Policy) until that information has become public or is no longer material. A determination as to whether, and for how long, a Covered Person may remain as such following such person’s resignation, retirement, or termination of service from the Company, may be made by the Chief SEC Counsel, after consultation with the General Counsel and/or the Chief Financial Officer in appropriate circumstances.
B. What is Material Information?
Information is considered “material” if a reasonable investor would consider that information important in the context of the total mix of information in making a decision to buy, hold or sell Company Securities, Derivative Securities, or Other Securities. Any information that could reasonably be expected to affect the price of these securities, whether positive or negative, should be considered material. There is no bright-line standard or numerical test for assessing materiality, even with respect to financial information or similar data. Materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. The broadest interpretation should be given as to whether information is material, and it is important to review the information in context of other existing information and other surrounding facts and circumstances. The following is an illustrative list of information that could be regarded as material:
•Quarterly and annual earnings or losses and other similar financial information
•Earnings guidance or projections about earnings or other financial information, including amendments to or confirmations of any previously announced guidance, or the decision to suspend the use of such guidance;
•Dividend changes;
•A current, proposed or contemplated offering of securities;
•Establishing, modifying or terminating a repurchase program for securities;
•Pending or proposed acquisitions, mergers, joint ventures, divestitures or tender offers;
•Pending or proposed new or expanding businesses, products or services, including establishing new service territories;
•Significant events associated with regulatory proceedings involving the Company’s utility subsidiaries, including, without limitation, the initiation, termination and resolution of such proceedings;
•The acquisition or loss of a significant contract or customer;
•A restructuring of assets, personnel or operations;
•Significant changes to the Board of Directors or senior management;
•Significant related person transactions;
•Bank borrowings or other financing transactions, other than in the ordinary course of the Company’s business;
•Regulatory developments of significant impact;
•Pending or threatened significant litigation or investigations, including the resolution of or other significant developments with respect to any litigation or investigation;
•Severe liquidity problems or impending bankruptcy;
•A significant disruption of or to the Company’s operations;

•A loss or potential loss, or breach or unauthorized access, to its properties or assets, including infrastructure, facilities or technology;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon; or
•An imposition of a ban on trading in securities.

When in doubt as to the materiality of any non-public information, a Covered Person should refrain from entering into any transaction and consult with their manager or supervisor, or the Chief SEC Counsel.
If a manager discloses material non-public information to other persons, the manager must let them know that they are prohibited from engaging in transactions, except as permitted by this Policy or the Personal Securities Trading and Preclearance Practice, until such time as the information is no longer material or has been publicly disclosed by the Company, as explained in Section III.C below.
C. When is Information Considered Public?
Information that has not been broadly disclosed to investors and the trading markets is generally considered to be non-public information. For information to be publicly disclosed, information must have been broadly disseminated to investors and sufficient time given for the trading markets to process and absorb that information.

Information generally would be considered broadly disseminated if it has been disclosed through a:

•filing with the SEC, such as a Form 8-K or other report;
•press release issued via a national newswire service;
•broadcast on a broadly-available radio or television program; or
•publication in a newspaper or magazine with significant circulation (such as The Wall Street Journal).

By contrast, information would likely not be considered broadly disseminated if it is available only to the Company’s employees or if it is only available to a select group of third parties. For example, disclosures made in regulatory proceedings, such as testimony given or briefs filed in rate cases, or in litigation proceedings, may be considered non-public for purposes of this Policy even though the information may no longer be viewed as confidential. Depending on the specific facts and circumstances, information on the Company’s or another web site may or may not be broadly disseminated; thus, such information should not be viewed as publicly disclosed for purposes of this Policy unless determined otherwise by the Chief SEC Counsel after consultation with the General Counsel and/or Chief Financial Officer.

Once information is broadly disseminated, it is necessary to allow sufficient time for the investing public to absorb the information. As a general rule, and while specific facts may require or permit reaching a different conclusion, information should be considered absorbed by the marketplace when two full trading days have elapsed after the information is broadly disseminated.

Questions as to whether information may be considered public should be discussed with the Chief SEC Counsel.
D. What is a Covered Transaction?
The Policy applies to any acquisition, disposition or other transfer involving Company Securities, Derivative Securities or Other Securities, other than transactions specifically excepted by this Policy (these are collectively referred to in this Policy as “Covered Transactions”). Issuers of Other Securities may be other companies or entities with which the Company does business, such as a customer, vendor, contractor or supplier of the Company.

For purposes of this Policy, a Covered Transaction includes transactions even when nothing is received in exchange for the security, and regardless of whether the transaction is effected in the open market or in a privately-negotiated transaction.

The following are illustrative examples of Covered Transactions:

•ordinary open-market purchase and sales;
•gifts of securities;
•transfers or contributions of securities to a trust or other entity;
•private sales or transfers of securities, effected other than through a broker or a securities market;
•transfers among family members or other related parties;
•reorganizations of entities that own securities;
•transfers following death or incident to the divorce of the owner;
•transfers that may be required by a legal process, or a court or administrative order.
E. What Trading and Disclosure Activities are Prohibited by the Policy?
No Covered Person, Family Member or Controlled Entity who is aware of material non-public information may, directly or indirectly (including indirectly through Family Members, Controlled Entities or other persons who may not be aware of such information):

•engage in any Covered Transaction in Company Securities or Derivative Securities, except through a Rule 10b5-1 plan approved as provided in this Policy;
•engage in any Covered Transaction in Other Securities when aware of material non-public information about the other company;
•advise others, generally or specifically, concerning a Covered Transaction;
•disclose material non-public information (also called “tipping”) to persons within or outside the Company to any person who does not have a “need to know” that information, except for disclosures made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
•assist anyone in taking any of the foregoing actions.

These prohibitions remain in effect until the material non-public information is fully disclosed and broadly disseminated to the public, or until the information, although not disclosed, ceases to be material. For example, knowledge about an impending potential acquisition would no longer be material if the parties ultimately determine not to enter into an acquisition agreement.
F. Special Situations: Transactions under Company Plans
Transactions involving Company Securities and Derivative Securities under certain of the Company’s benefit and other plans are subject to the following rules:

Plan or Transaction	This Policy DOES NOT apply to	This Policy DOES apply to
Stock option exercises
▪the exercise of a Derivative Security, such as a stock option, acquired pursuant to a Company equity compensation plan; or
▪any transaction effected as part of the withholding of Company Securities to satisfy tax withholding requirements.
Any sale of Company Securities as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating cash needed to pay the exercise price of an option.
Equity compensation plan awards
▪the granting or vesting of Derivative Securities or Company Securities that are awards (including options, restricted stock units, performance stock units or shares of common stock) under any Company equity compensation plan that has been approved by the Company’s stockholders; or
▪any transaction effected as part of the withholding of Company Securities to satisfy tax withholding requirements, if effected in compliance with the terms of a Company equity compensation plan or award.
Any simultaneous or subsequent sale of Company Securities.
ESPP
▪any decision to enroll in the ESPP during an ESPP open enrollment period;
▪any purchases of Company Securities through the ESPP resulting from a periodic contribution of money to the ESPP during a purchase period pursuant to a payroll contribution election;
▪any changes in a payroll contribution election made in accordance with the terms of the ESPP; or
▪any decision to terminate or suspend participation in the ESPP
If the ESPP obtains Company Securities in open- market transactions rather than from the Company, enrollments in and changes in payroll contribution elections would become subject to the Policy. In this case, the Company would communicate this change to persons subject to the Policy.
Any sales of Company Securities purchased pursuant to the ESPP.

Plan or Transaction	This Policy DOES NOT apply to	This Policy DOES apply to
Dividend reinvestment plans and programs
▪An election to participate or terminate participation in American Water Stock Direct, the Company’s direct stock purchase and dividend reinvestment plan (or any successor plan);
▪purchases of Company Securities through American Water Stock Direct resulting solely from the automatic reinvestment of dividends paid on the Company’s Securities; or
▪purchases of Company Securities resulting solely from the automatic reinvestment of dividends paid on the Company’s Securities pursuant to any dividend reinvestment program, plan or feature offered by a third-party broker or dealer (a “Broker DRP”) that operates in a manner substantially similar to American Water Stock Direct.
If Company Securities are provided to American Water Stock Direct in open-market transactions rather than directly from the Company, elections to participate in this plan would become subject to the Policy. In this case, the Company will communicate this change to persons subject to the Policy.

•An election to participate or terminate participation in a Broker DRP;
•voluntary purchases of Company Securities resulting from additional contributions in American Water Stock Direct; or
•any sale of any Company Securities received through any reinvestment of dividends on Company Securities, whether through American Water Stock Direct, a Broker DRP or otherwise.

Other transactions with the Company	Any other purchase of Company Securities from the Company or sales of Company Securities to the Company	N/A
G. Rule 10b5-1 Plans
Under SEC Rule 10b5-1, a purchase or sale of a security will not be deemed to have been made on the basis of material non-public information if the person making the trade demonstrates that the trade was made pursuant to a binding agreement or written plan entered into or adopted at a time that the person was not aware of any material nonpublic information, and otherwise complies with all of the other requirements of such rule. As used in this Policy, a Rule 10b5-1 plan refers to a written plan (a) regarding the method for effecting future transactions in securities entered into or adopted at a time when the person is not aware of material non-public information and (b) that complies with all of the requirements of such rule. A person that effects a transaction pursuant to a valid and compliant Rule 10b5-1 plan may have a defense against a claim that the transaction violated the U.S. federal insider trading rules.

Transactions under a Rule 10b5-1 plan as defined above will not be subject to this Policy if all of the following conditions below are met:

•The Rule 10b5-1 plan must comply and be operated in accordance with all applicable legal requirements, including under the Federal securities laws.
•The Rule 10b5-1 plan must be entered into during an open trading window and when a person is not aware of material non-public information, and should not involve complex trading mechanisms.

•The Rule 10b5-1 plan may be amended or terminated only (a) when a person is not aware of material non-public information and (b) in accordance with all of the requirements of Rule 10b5-1.
•The transaction must comply with all of the terms and conditions of the Rule 10b5-1 plan.
•All applicable requirements in the Personal Securities and Trading Preclearance Practice with respect to Rule 10b5-1 plans and SEC reporting requirements must be met.
•The Rule 10b5-1 plan must be reviewed and approved by the Chief SEC Counsel prior to any effecting any transactions, except that with respect to the review of a Rule 10b5-1 plan for any director or executive officer, the Chief SEC Counsel will consult with the Chief Executive Officer, the Chief Financial Officer and the General Counsel, who will collectively confer and determine whether to approve the Rule 10b5-1 plan.
H. Mutual Funds
Transactions in securities issued by mutual funds, exchange-traded funds, index funds or other “broad basket” funds that own or hold Company Securities as one of many investments are not subject to this Policy.
IV.PROHIBITED TRANSACTIONS
Even in circumstances where a director, officer or employee is not aware of material non-public information, they (including Family Members and Controlled Entities) may not engage in Prohibited Transactions, each of which is described in more detail below. These include:

•Short sales and “short sales against the box”;
•Hedging transactions and other transactions in Derivative Securities; and
•Pledging and margin transactions

The ban on Prohibited Transactions seeks to focus directors, officers and employees on the long-term goals and prospects of the Company and to prevent them from being distracted by speculative trading in Company Securities or Derivative Securities. Also, the Company seeks to prevent such persons from limiting their investment risk in Company Securities.

The following is a brief description of each type of Prohibited Transaction:

•Short sales and “short sales against the box”: A short sale is generally a sale of a security that the seller does not own, with the plan to repurchase the security at a later time when the price is lower. A short-seller generally must borrow the security from its owner to deliver it to the purchaser. A “short sale against the box” is generally a short sale involving a security that the seller owns but does not deliver to the purchaser.

A short seller of Company Securities or Derivative Securities can profit from the transaction only to the extent the price of the security decreases. Short sales may reduce a seller’s incentive to improve the Company’s performance. In addition, under the Securities Laws, it is unlawful for any of the Company’s directors or Section 16 officers to engage in short sales and certain “short sales against the box” of Company Securities or Derivative Securities.

For these reasons, short sales and “short sales against the box” involving Company Securities and Derivative Securities by Company directors, officers and employees (and their Family Members and Controlled Entities) are prohibited.

•Hedging transactions: A hedging transaction with respect to a security is a transaction entered into for the purpose of reducing or eliminating the market price risk associated with the ownership of that security. A hedging transaction allows an investor to focus on short-term performance at the expense of long-term objectives.
For example, if a person owns a Company Security, a hedging transaction can involve the purchase of a put option or the sale of a call option with respect to that security. Call options and put options allow the purchaser and the seller, in effect, to speculate in the price of the Company Security and minimize the risk incurred if the price were to change. In this example, a call option is a Derivative Security that entitles the holder to purchase a Company Security at a specified price at any time before a future date. A put option is a Derivative Security that entitles the holder to sell a Company Security at a specified price at any time before a future date. Hedging transactions may include transactions involving combinations of call options and put options, sometimes described as “spreads” or “collars.”

Some additional examples of hedging transactions are:
oa current sale of the security for delivery in the future, either at a fixed price or at a price that can fluctuate;
oan agreement by the holder to exchange future investment results, such as dividends or market price changes, with respect to the security owned by such person for another fixed or variable investment return; or
othe deposit of securities owned in a so-called “exchange fund,” which also owns the securities deposited by a number of other participants, in exchange for an ownership interest in the fund, thereby diversifying the risk of the ownership of the securities

Because hedging transactions can result in the misalignment between the ownership interest of the Company’s directors, officers and employees and those of the Company’s stockholders, no director, officer or employee (including Family Members or Controlled Entities) may engage in any of the transactions described above, in any purchase or sale of a Derivative Security, or in any other transaction of a similar nature (as determined by the Chief SEC Counsel, the General Counsel or the Chief Financial Officer) that has the effect of reducing or eliminating the investment risk associated with any Company Securities owned by such person.

To the extent they may be Derivative Securities, the granting, exercise, vesting and earning of awards issued under any of the Company’s equity compensation plans are not considered hedging transactions under this Policy; however, buying or selling any Derivative Security with respect to such securities is prohibited.

•Pledging and margin transactions: A pledge of Company Securities involves the offering of such securities to a lender as collateral for a loan. A margin of Company Securities involves the use of Company Securities in a margin account as collateral for an investment in securities.

Any pledging or margining of Company Securities puts the shares of Company Securities at risk of sale if the loan is not repaid or if the value of securities subject to a pledge or held on margin decreases in value. For this reason, no director, officer or employee (including Family Members or Controlled Entities) may:

opledge Company Securities as collateral for a loan or other obligation (such as to cover overdrafts or shortfalls in another account);
ouse Company Securities as collateral in a margin account for a loan or for any other obligation in connection with the purchase of a security; or
oengage in any other similar transaction that has the effect of using Company Securities as collateral or security for a loan or any other obligation.

This prohibition applies whether the Company Securities have been acquired from the Company, in the open market or otherwise. However, this prohibition does not apply to any “cashless exercise” of a stock option issued under a Company equity compensation plan.

Because the default terms of many brokerage agreements may permit shares held in brokerage accounts to be marginable or used to secure another obligation, brokers should be instructed that Company Securities held in any such account must not be subject to any pledge, security interest or margin. Further, Company Securities or Derivative Securities should not be held in an account that allows pledging of the securities in the account or the purchase of any securities on margin.

V.RELATED PRACTICES AND REQUIREMENTS
Personal Securities Trading and Preclearance Practice
The Personal Securities Trading and Preclearance Practice issued under this Policy contains provisions that govern the preclearance and trading of Company Securities. A violation of the Practice is considered a violation of the Policy. You should consult the Practice before engaging in any transaction involving Company Securities.
Stock Ownership Guidelines and Stock Retention Requirements
The Board of Directors has adopted the Executive Stock Ownership Guidelines and Executive Stock Retention Requirements for employees at specified levels and has adopted stock ownership requirements for members of the Board of Directors. Any preclearance request will consider compliance with these guidelines and requirements before approval. If you are covered by these guidelines or requirements, please consult with the Chief SEC Counsel or the relevant documentation for more information.

VI.NON-COMPLIANCE
The violation of any insider trading prohibition, including the purchase and sale of securities while aware of material non-public information or the disclosure of material non-public information to others who then trade in the Company’s Securities, Derivative Securities or Other Securities, is prohibited by the Securities Laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as foreign authorities. Securities Laws may also impose liability on companies and other persons in positions of control if they fail to take reasonable steps to prevent insider trading by Company personnel. There are no minimum requirements on the size of the transaction that can trigger insider trading liability. Relatively small trades have in the past led to civil and criminal investigations, and lawsuits.

There are strict criminal and civil penalties under the U.S. securities laws for committing illegal insider trading:

•A criminal prosecution can result in a fine of up to $5 million and imprisonment for up to 20 years for each act.

•In a civil action brought by the SEC, a person who has been found to have engaged in insider trading, or of having communicated material non-public information to another person who engages in insider trading, can be held liable for a penalty up to three times the profit gained, or the loss avoided.
•The SEC has the authority to obtain a court order barring a director or officer who has engaged in insider trading from serving, either permanently or for a period of time, as a director or officer of any public company.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company- imposed sanctions, including but not limited to termination of employment or service for cause, whether or not the person’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in a prosecution, can tarnish a company’s or person’s reputation and irreparably damage a career.

VII.STRATEGIC OBJECTIVES
This Policy addresses strategic objectives for compliance with applicable Securities Laws related to insider trading, and to protect the Company’s reputation for integrity and ethical conduct.
VIII.MONITORING
The Chief SEC Counsel, together with the General Counsel and Chief Compliance Officer, should periodically review the efficacy of this Policy in addressing the strategic objectives described above.
IX.WAIVERS; MODIFICATIONS
Waivers or exceptions to this Policy may be made only be the written approval of the General Counsel, after consultation with the Chief SEC Counsel. The General Counsel shall maintain all documentation related to waivers or exceptions to this Policy in accordance with applicable document retention policies. The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different or additional policies and practices at any time.
X.DEFINITIONS
The following definitions apply to this Policy:
•The Company: American Water Works Company, Inc. and each of its subsidiaries, either individually or collectively, as the context may require
•Chief SEC Counsel: The person having the title or serving in the role of the Chief SEC Counsel, or their designee, or, in the absence of the Chief SEC Counsel and designee, the General Counsel
•Company Securities: Equity securities (common stock) and debt securities (debentures, bonds and notes) of the Company
•Controlled Entity: any corporation, partnership, limited liability company, trust or other entity (whether for-profit or not-for-profit) that is influenced or controlled by any Covered Person, or any Family Member or another Controlled Entity of a Covered Person
•Covered Persons: all directors, officers, employees, consultants and independent contractors of the Company
•Covered Transactions: any acquisition, disposition or other transfer involving Company Securities, Derivative Securities or Other Securities, other than transactions specifically excepted by this Policy
•Derivative Securities: Contracts or instruments that derive value from the price of a Company Security

•ESPP: The Company and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan, as it may be amended from time to time, including any predecessor or successor plan.
•Family Members with respect to a Covered Person include any of the following:
oA spouse, child (including a child away at college), stepchild, parent, stepparent, mother-in-law or father in-law, of such Covered Person
oAny other relative or person who lives in the household of such Covered Person, other than a domestic employee or tenant
oAny other person who does not live the household of such Covered Person but whose transactions in Company Securities, Derivative Securities or Other Securities may be directed by the Covered Person or over which the Covered Person has the power to influence or control (regardless of whether the Covered Person actually directs, influences or controls a transaction)
•Other Securities: Securities of an entity other than the Company
•Prohibited Transactions: transactions described in Section IV of this Policy
•SEC: the U.S. Securities and Exchange Commission
•Securities Laws: applicable U.S. Federal, state and foreign securities laws
XI.CONTACT INFORMATION
The Chief SEC Counsel acts as a resource with respect to questions regarding this Policy, and to interpret any of the provisions of this Policy with respect to specific facts and circumstances. Questions about this Policy or its application should be directed to the Chief SEC Counsel, or, in their absence, the Company’s General Counsel or Chief Financial Officer.

Appendix – Summary of Policies & Practices Related to Insider Trading and Prohibited Transactions Policy

Policy	Related Practices
Insider Trading and Prohibited Transactions Policy	Personal Securities Trading and Preclearance Practice
Executive Stock Ownership Guidelines and Stock Retention Requirements
Code of Ethics